Exhibit 99.1

FROM: SITEL Corporation 7277 World Communications Drive Omaha, NE 68122	CONTACT: Bill Sims, Investor Relations 402-963-6810

FOR IMMEDIATE RELEASE

SITEL Updates Status of Financial Reporting

Omaha, NE, USA—March 30, 2006—SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today that, due to the continuing investigation of certain irregularities at one of its international subsidiaries and to allow KPMG LLP time to complete their audit of the Company’s financial statements, it has determined that it will be unable to timely file its Annual Report on Form 10-K for the year ended December 31, 2005.  The Company is continuing to work diligently to complete the restatements of its previously issued financial statements for the fiscal years 2000 through 2004 and potentially for each of the three-month periods covered by the interim quarterly reports for the fiscal year 2005 determined necessary as a result of the investigation.  The Company intends to complete the restatements and to file all required SEC reports as quickly as practicable but cannot predict a precise date at this time.

The Company is in discussions with its lenders concerning waiver of the technical event of default that will result from the Company’s inability to deliver it’s audited financial statements for the year ended December 31, 2005 to its lenders by March 31, 2006.

About SITEL

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world’s leading organizations, SITEL designs and improves customer contact models across its clients’ customer acquisition, retention and development cycles.  SITEL manages approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail.   SITEL has over 36,000 employees in 91 global contact centers, utilizing more than 32 languages and dialects to serve customers in 56 countries SITEL is a leader in the contact center industry.  Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expects,” “intends,” “will” and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made.  SITEL assumes no obligation to update any such forward-looking statement.  Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.  Important factors that could cause actual results to differ materially from SITEL’s expectations may include, but are not limited to the following, many of which are outside SITEL’s control: results of the continuing review into the irregularities, ability to obtain the lenders’ waiver of events of default, the independent auditor’s requirements associated with the restatements of previously issued financial statements and the completion of the 2005 year end audit, SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

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